Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS
-- Record operating performance partially offset by a 21% reserve build --

MADISON, Wis., July 23, 2020 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported record net interest income and strong non-interest income, resulting in net income of $3.3 million, or diluted earnings per share of $0.38, in the second quarter 2020. First Business’s robust operating performance during the quarter was offset by a $5.5 million provision for loan and lease losses and related 20.7% increase in the allowance for loan and leases losses primarily due to the COVID-19 pandemic.
“The effort and dedication of the entire First Business team to support our clients since March has been nothing short of exceptional and I’m incredibly proud,” said Corey Chambas, President and Chief Executive Officer. “To date, we have funded $328 million in loans through the Paycheck Protection Program to small- and mid-sized businesses in our markets, impacting more than 26,000 jobs. Through our ongoing focus on executing our strategic plan, even in these challenging times, we grew pre-tax, pre-provision adjusted earnings and total in-market deposits to record levels in the second quarter. With ample liquidity and appropriate reserve builds, First Business is well-positioned to continue providing the highest level of support to the entrepreneurs and investors we serve.”
Summary results as of and for the quarter ended June 30, 2020:

•
Net income totaled $3.3 million, or diluted earnings per share of $0.38, in the second quarter of 2020, compared to $3.3 million, or diluted earnings per share of $0.38, in the first quarter of 2020 and $6.6 million, or diluted earnings per share of $0.75, in the second quarter of 2019.

•
During the second quarter of 2020, the Company disbursed $327.9 million in Paycheck Protection Program (“PPP”) loans and received processing fee income from the Small Business Administration (“SBA”) of $8.7 million. The processing fee income is deferred and recognized over the contractual life of the loan, or accelerated at forgiveness. During the second quarter of 2020, $859,000 was recognized in interest income.

•
Record pre-tax, pre-provision adjusted earnings, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled $9.8 million, up 29.1% from the first quarter of 2020 and 32.4% from the second quarter of 2019. Pre-tax, pre-provision adjusted return on average assets was 1.61% compared to 1.44% and 1.46% for the linked and prior year quarters, respectively.

•
Period-end gross loans and leases receivable were $2.057 billion as of June 30, 2020, up $313.5 million from the first quarter of 2020 and up $336.9 million from the second quarter of 2019. Line of credit utilization was significantly impacted by PPP loan proceeds and was $212.6 million as of June 30, 2020, down from $297.1 million as of the first quarter of 2020 and $317.9 million as of the second quarter of 2019. Gross loans and leases receivable, excluding PPP loans and lines of credit, were $1.516 billion as of June 30, 2020, up 19.4% annualized from the first quarter of 2020 and 8.1% from the second quarter of 2019.

•
The allowance for loan and lease losses increased $4.7 million, or 20.7%, compared to the first quarter of 2020 primarily due to a $2.4 million and $2.1 million increase in the general and specific reserves, respectively, driven by the COVID-19 pandemic. The allowance for loan and lease losses increased to 1.33% of total loans, compared to 1.30% and 1.15% in the first quarter of 2020 and second quarter of 2019, respectively. Excluding PPP loans, the allowance for loan and lease losses increased to 1.58% of total loans as of June 30, 2020.

•
Provision for loan and lease losses totaled $5.5 million in the second quarter of 2020, compared to $3.2 million in the first quarter of 2020 and a provision benefit of $784,000 in the second quarter of 2019.

•
Robust liquidity position includes record in-market deposits of $1.621 billion, total deposits of $1.710 billion, and on-balance sheet liquidity of $611.6 million, defined as total short-term investments, unencumbered securities available-for-sale, and unencumbered pledged loans. In-market deposit balances were inflated due to PPP loan proceeds.

•
Net interest margin was 3.34% in the second quarter of 2020, compared to 3.44% in the first quarter of 2020 and 3.52% in the second quarter of 2019. Adjusted net interest margin, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, was 3.33% in the second quarter of 2020, compared to 3.32% in the first quarter of 2020 and 3.31% in the second quarter of 2019.

•
Fees in lieu of interest, defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization, totaled $2.3 million in the second quarter of 2020, compared to $798,000 in the first quarter of 2020 and $1.2 million in the second quarter of 2019.

•	Top line revenue, defined as net interest income plus non-interest income, totaled $25.2 million, up 29.7% annualized from the first quarter of 2020 and 11.3% from the second quarter of 2019.

•	Non-interest income totaled $6.3 million, or 25.1% of total revenue, in the second quarter of 2020, surpassing the Company’s goal of 25% for the fifth consecutive quarter.

•
Non-interest expense was $18.3 million in the second quarter of 2020, compared to $16.1 million in the first quarter of 2020 and $17.5 million in the second quarter of 2019. Operating expense, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled $15.4 million in the second quarter of 2020, compared to $15.9 million in the first quarter of 2020 and $15.3 million in the second quarter of 2019.

•
The Company incurred a $744,000 loss on the early extinguishment of $59.5 million in Federal Home Loan Bank (“FHLB”) term advances late in the second quarter of 2020, as the Company lowered wholesale funding costs and improved the Company’s funding position with the expectation of a low interest rate environment for an extended period of time.

•
The efficiency ratio, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, improved to 61.22% in the second quarter of 2020, down from 67.74% and 67.41% in the linked and prior year quarters, respectively.

•
Historic tax credit programs contributed $690,000, or $0.08 per share, compared to $446,000, or $0.05 per share in the second quarter of 2019. No historic tax credits were recognized in the first quarter of 2020.

Financial Highlights

(Unaudited)	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest income	$18,888	$17,050	$16,852	$35,937	$34,606
Adjusted non-interest income (1)	6,319	6,418	5,806	12,737	10,444
Operating revenue (1)	25,207	23,468	22,658	48,674	45,050
Operating expense (1)	15,431	15,897	15,273	31,327	30,510
Pre-tax, pre-provision adjusted earnings (1)	9,776	7,571	7,385	17,347	14,540
Less:
Provision (benefit) for loan and lease losses	5,469	3,182	(784)	8,651	(736)
Net loss (gain) on foreclosed properties	348	102	(21)	450	(21)
Amortization of other intangible assets	9	9	11	18	21
SBA recourse (benefit) provision	(30)	25	113	(5)	594
Tax credit investment impairment	1,841	113	2,088	1,954	4,102
Loss on early extinguishment of debt	744	—	—	744	—
Add:
Net loss on sale of securities	—	(4)	(1)	(4)	(1)
Income before income tax expense	1,395	4,136	5,977	5,531	10,579
Income tax (benefit) expense	(1,928)	858	(595)	(1,070)	(1,893)
Net income	$3,323	$3,278	$6,572	$6,601	$12,472
Earnings per share, diluted	$0.38	$0.38	$0.75	$0.77	$1.43
Book value per share	$23.04	$22.83	$21.71	$23.04	$21.71
Tangible book value per share (1)	$21.65	$21.44	$20.33	$21.65	$20.33

Net interest margin	3.34%	3.44%	3.52%	3.39%	3.66%
Adjusted net interest margin (1)	3.33%	3.32%	3.31%	3.33%	3.33%
Efficiency ratio (1)	61.22%	67.74%	67.41%	64.36%	67.72%
Return on average assets	0.55%	0.62%	1.30%	0.58%	1.25%
Pre-tax, pre-provision adjusted return on average assets (1)	1.61%	1.44%	1.46%	1.53%	1.46%
Return on average equity	6.70%	7.14%	14.09%	6.92%	13.89%

Period-end loans and leases receivable	$2,056,863	$1,743,399	$1,719,976	$2,056,863	$1,719,976
Period-end loans and leases receivable, excluding PPP loans	$1,728,931	$1,743,399	$1,719,976	$1,728,931	$1,719,976
Average loans and leases receivable	$1,983,121	$1,733,742	$1,694,294	$1,858,432	$1,669,511
Period-end in-market deposits	$1,620,616	$1,383,299	$1,290,258	$1,620,616	$1,290,258
Average in-market deposits	$1,570,552	$1,366,142	$1,246,386	$1,468,348	$1,217,312
Allowance for loan and lease losses	$27,464	$22,748	$19,819	$27,464	$19,819
Non-performing assets	$25,484	$29,566	$28,524	$25,484	$28,524
Allowance for loan and lease losses as a percent of total gross loans and leases	1.33%	1.30%	1.15%	1.33%	1.15%
Allowance for loan and lease losses as a percent of total gross loans and leases, excluding PPP loans	1.58%	1.30%	1.15%	1.58%	1.15%
Non-performing assets as a percent of total assets	1.03%	1.35%	1.38%	1.03%	1.38%
Non-performing assets as a percent of total assets, excluding PPP loans	1.19%	1.35%	1.38%	1.19%	1.38%

(1)
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.

COVID-19 Update
Business Continuity
The Company continues to strictly adhere to COVID-19 health and safety-related requirements and best practices across all of our locations. During the second quarter of 2020, employees slowly resumed business travel, as necessary, while business development efforts have continued to be somewhat negatively affected by limitations on in-person appointments.
Portions of the Company’s workforce started returning to the office, subject to local mandates and restrictions, on a rotating basis. Management will monitor the activity closely and adjust accordingly as the health and safety of our employees and clients remain our highest priority.
The Company had no furloughs or layoffs related to COVID-19 to date.
Paycheck Protection Program
During the second quarter of 2020, the Company processed over 700 applications from existing and new clients, disbursed $327.9 million in funds, and received processing fee income from the SBA of $8.7 million. The processing fee income is deferred and recognized over the contractual life of the loan, or accelerated at forgiveness, as an adjustment of yield using the interest method. During the second quarter of 2020, $859,000 was recognized in interest income. The SBA provides a guaranty to the lender of 100% of principal and interest, unless the lender violated an obligation under the agreement. As loan losses are expected to be immaterial, if any at all, due to the guaranty, management excluded the PPP loans from the allowance for loan and lease losses calculation. Management funded these short-term loans through a combination of excess cash held at the Federal Reserve and the increase in in-market deposits.
Liquidity Sources
Management has reviewed all primary and secondary sources of liquidity in preparation for any unforeseen funding needs due to the COVID-19 pandemic and prioritized based on available capacity, term flexibility, and cost. As of June 30, 2020, the Company had the following sources of liquidity, including the Company’s ability to participate in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”):

(Unaudited)	As of
(in thousands)	June 30, 2020
Short-term investments	$27,839
PPPLF availability	298,327
Collateral value of unencumbered pledged loans (FHLB borrowing availability)	178,587
Market value of unencumbered securities (Fed Discount Window and FHLB borrowing availability)	106,808
Total sources of liquidity	$611,561
In addition to the above primary sources of liquidity, as of June 30, 2020, the Company also had access to $53.5 million in federal funds lines with various correspondent banks and significant experience accessing the highly liquid brokered certificate of deposit market.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels.

•
Total capital to risk-weighted assets at June 30, 2020, was 11.97%, tier 1 capital to risk-weighted assets was 9.57%, tier 1 leverage capital to adjusted average assets was 8.29%, and common equity tier 1 capital to risk-weighted assets was 9.08%. Tangible common equity to tangible assets was 7.56%. Excluding PPP loans, tier 1 leverage capital to adjusted average assets and tangible common equity to tangible assets were 9.19% and 8.72%, respectively.

•
Management suspended the Company’s stock repurchase program in March 2020 due to the uncertainty surrounding the COVID-19 pandemic. As of March 16, 2020, the Company had repurchased 141,137 shares of its common stock at a weighted average price of $24.62 per share, for a total value of $3.5 million. The company has $1.5 million of buyback authority remaining.

•
As previously announced, during the second quarter of 2020, the Company’s Board of Directors declared a regular quarterly dividend of $0.165 per share. The dividend was paid on May 14, 2020 to stockholders of record at the close of business on May 4, 2020. Measured against second quarter 2020 diluted earnings per share of $0.38, the dividend represents a 43.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Deferral Requests
The Company provided loan modifications up to six months to certain borrowers impacted by COVID-19 who were current in their payments at the inception of the Company’s loan modification program. As of June 30, 2020, the Company had processed 448 deferral requests on loans totaling $323.2 million, or 18.6% of gross loans and leases. Loan deferrals of six months accounted for 60.2% of the total $323.2 million in deferral requests and the remaining balance were primarily for three months. Management anticipates the loan modifications may continue throughout 2020. The following tables represent a breakdown of the deferred loan balances by industry segment and collateral type:

(Unaudited)	As of
(Dollars in thousands)	June 30, 2020
			Collateral Type
Industries Description	Balance	% of Deferred of Total Industry	Real Estate	Non Real Estate
Real Estate and Rental and Leasing	$147,584	18.8%	$142,519	$5,065
Accommodation and Food Services	52,468	52.7%	49,198	3,270
Manufacturing	34,214	17.5%	20,253	13,961
Health Care and Social Assistance	19,552	15.9%	12,136	7,416
Transportation and Warehousing	19,402	21.3%	422	18,980
Retail Trade	14,851	29.7%	11,355	3,496
Information	11,228	64.1%	2,430	8,798
Utilities	7,129	96.4%	—	7,129
Construction	6,448	6.7%	6,359	89
Wholesale Trade	5,695	5.7%	569	5,126
Other Services (except Public Administration)	1,673	3.0%	50	1,623
Professional, Scientific, and Technical Services	933	2.3%	—	933
Administrative and Support and Waste Management and Remediation Services	831	9.9%	728	103
Finance and Insurance	743	1.8%	715	28
Arts, Entertainment, and Recreation	300	1.7%	292	8
Agriculture, Forestry, Fishing and Hunting	165	1.3%	—	165
Total deferred loan balances	$323,216		$247,026	$76,190
Exposure to Stressed Industries
Certain industries are widely expected to be particularly impacted by social distancing, quarantines, and the economic impact of the COVID-19 pandemic, such as the following:

(Unaudited)	As of
(Dollars in thousands)	June 30, 2020
Industries:	Balance	% Gross Loans and Leases (1)
Retail (2)	$70,028	4.0%
Hospitality	73,502	4.2%
Entertainment	16,675	1.0%
Restaurants & food service	24,884	1.4%
Total outstanding exposure	$185,089	10.7%

(1)	Excluding PPP loans.

(2)	Includes $51.7 million in loans secured by commercial real estate.

As of June 30, 2020, the Company had no meaningful direct exposure to the energy sector, airline industry or retail consumer, and does not participate in shared national credits.
Because of the significant uncertainties related to the ultimate duration of the COVID-19 pandemic and its effects on our clients and prospects, and on the national and local economy as a whole, there can be no assurances as to how the crisis may ultimately affect the Company’s loan portfolio.

Second Quarter 2020 Compared to First Quarter 2020
Net interest income increased $1.8 million, or 10.8%, to $18.9 million.

•
Net interest income reflected an increase in average loans and leases, increase in fees received in lieu of interest, and a significant reduction in interest expense. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $2.3 million, compared to $798,000. Excluding fees in lieu of interest, net interest income increased $379,000, or 2.3%.

•
Average loans and leases receivable increased $249.4 million to $1.983 billion. Excluding average PPP loans of $259.5 million and average line of credit utilization in both periods of comparison, average loans and leases receivable increased $39.9 million, or 10.8% annualized, to $1.513 billion.

•
The yield on average interest-earning assets decreased 69 basis points to 4.03% from 4.72%. Excluding average PPP loans, the PPP loan interest income of $647,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 59 basis points to 3.97% from 4.56%. The rate paid for average total bank funding decreased 63 basis points to 0.61% from 1.24%. Total bank funding is defined as total deposits plus FHLB advances, Federal Reserve Discount Window advances, and Federal Reserve PPPLF advances. The average effective federal funds rate decreased 119 basis points to 0.06% from 1.25%.

•
Net interest margin decreased 10 basis points to 3.34% from 3.44%. Adjusted net interest margin, excluding fees in lieu of interest and other recurring but volatile components of net interest margin, increased one basis point to 3.33% from 3.32%.

•
The Company incurred a $744,000 loss on the early extinguishment of $59.5 million in FHLB term advances late in the second quarter of 2020, as the Company lowered wholesale funding costs and improved the Company’s funding position. Management believes this strategy will help stabilize net interest margin with the expectation of a low interest rate environment for an extended period of time.

Non-interest income decreased $95,000, or 1.5%, to $6.3 million.

•
Commercial loan interest rate swap fee income was strong and consistent with the first quarter of 2020 at $1.7 million. Interest rate swaps continue to be an attractive product for the Company’s commercial borrowers, although associated fee income can vary from period to period based on client demand and the interest rate environment in any given quarter.

•
Gains on sale of SBA loans increased $309,000, or 116.6%, to $574,000 compared to $265,000. The Company’s pipeline continues to grow period over period and management believes the gain on sale of traditional SBA loans (i.e., SBA loans unrelated to PPP loans) will increase at a measured pace over time. Loans held for sale, consisting entirely of SBA loans closed but not fully funded, increased $7.3 million, or 116.0%, to $13.7 million.

•
Private wealth management fee income increased $12,000, or 0.6% to $2.1 million. Trust assets under management and administration measured $1.873 billion at June 30, 2020, up $209.0 million, or 50.2% annualized, primarily due to increased equity market values.

•	Other non-interest income decreased $371,000, or 35.1%, to $686,000 primarily due to a $413,000 decrease in returns on the investment in mezzanine funds.
Non-interest expense increased $2.2 million, or 13.6%, to $18.3 million. Operating expense decreased $466,000, or 2.9%, to $15.4 million.

•
Compensation expense decreased $256,000, or 2.3%, to $10.8 million due to a reduction in payroll taxes as first quarter payroll taxes are typically elevated commensurate with payment of amounts earned under the annual corporate incentive compensation plans. Average full-time equivalent employees were 281 for the quarter ended June 30, 2020, compared to 286 for the quarter ended March 31, 2020.

•	Marketing expense decreased $109,000, or 23.6%, to $352,000, due to a temporary reduction in meals, entertainment, and sponsorships following restrictions put in place during the COVID-19 pandemic.

•
The Company recognized $1.7 million in expense due to the impairment of federal historic tax credit investments, which corresponded with the recognition of a $2.5 million in tax credits during the quarter. No federal historic tax credit investments were recognized in the first quarter of 2020.

•	The Company incurred a $744,000 loss on the early extinguishment of $59.5 million in FHLB term advances late in the second quarter of 2020.

•	Other non-interest expense decreased $271,000, or 33.2%, to $545,000 as business travel related expenses remained low due to restrictions put in place during the COVID-19 pandemic.
Total period-end loans and leases receivable increased $313.5 million to $2.057 billion primarily due to an increase in PPP loans of $327.9 million, partially offset by a $84.5 million decrease in line of credit utilization. Excluding PPP loans and lines of credit in both periods of comparison, total period-end loans and leases receivable increased $70.0 million, or 19.4% annualized, to $1.516 billion.

•	Commercial and industrial (“C&I”) loans, excluding PPP loans and lines of credit, increased $17.9 million, or 32.0% annualized.

•	Commercial real estate loans increased $61.8 million, or 21.3% annualized, driven primarily by an increase in multi-family loans and non-owner occupied commercial real estate loans.
Total period-end in-market deposits increased $237.3 million to $1.621 billion and the average rate paid decreased 63 basis points to 0.33%.

•	Transaction accounts and money market accounts increased $202.3 million and $46.9 million, respectively, as both existing and new clients received PPP loan funds.

•	Certificates of deposits decreased $11.8 million as client preferences continued to shift towards more liquid products due to the low interest rate environment.

•	Total period-end in-market deposits represent 75.3% of total bank funding compared to 73.2%.
Period-end wholesale funding, including FHLB advances, Federal Reserve Discount Window advances, Federal Reserve PPPLF advances, brokered certificates of deposit, and deposits gathered through internet deposit listing services, increased $25.0 million to $530.4 million.

•
Brokered certificates of deposit decreased $27.1 million to $89.8 million, as the existing portfolio run off is replaced by in-market deposits and, as needed, lower cost FHLB advances to match fund long-term fixed-rate loans. The average rate paid on wholesale deposits decreased 15 basis points to 2.42% and the weighted average original maturity decreased to 4.6 years from 4.8 years.

•
FHLB advances increased $22.5 million to $411.0 million. The average rate paid on FHLB advances decreased 66 basis points to 1.25% and the weighted average original maturity decreased to 5.3 years from 5.9 years.

•
During the second quarter of 2020, management tested the availability of the Federal Reserve PPPLF due to the uncertainty of when PPP loans would be required to close and fund. As of June 30, 2020, the Company had one $29.6 million PPPLF advance outstanding.

Non-performing assets decreased $4.1 million to $25.5 million, or 1.03% of total assets, compared to $29.6 million, or 1.35% of total assets, principally due to the payoff of impaired legacy SBA loans. Excluding PPP loans, non-performing assets were 1.19% of total assets.
The allowance for loan and lease losses increased $4.7 million, or 20.7%, primarily due to a $1.7 million increase in general reserve that resulted from the economic conditions caused by the pandemic, including the increase in the unemployment rate, and an additional $680,000 stemmed from the other qualitative factors, such as management’s ongoing review and grading of the loan and lease portfolios, consideration of delinquency experience, and the level of loans and leases subject to more frequent review by management. Additionally, an increase in specific reserves of $2.1 million was driven by deterioration of two existing legacy SBA impaired relationships.

•	The allowance for loan and lease losses as a percent of total gross loans and leases was 1.33% compared to 1.30%.

•	Excluding PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.58%.

Second Quarter 2020 Compared to Second Quarter 2019
Net interest income increased $2.0 million, or 12.1%, to $18.9 million.

•
Net interest income reflected an increase in average loans and leases, increase in fees received in lieu of interest, and significant reduction in interest expense paid on deposits. Fees in lieu of interest totaled $2.3 million, compared to $1.2 million. Excluding fees in lieu of interest, net interest income increased $1.0 million, or 6.3%.

•
Average loans and leases receivable increased $288.8 million, or 17.0%, to $1.983 billion. Excluding average PPP loans of $259.5 million and average line of credit utilization in both periods of comparison, average loans and leases receivable increased $113.0 million, or 8.1%, to $1.513 billion.

•
The yield earned on average interest-earning assets decreased 126 basis points to 4.03% from 5.29%. Excluding average PPP loans, related interest income of $647,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 106 basis points to 3.97% from 5.03%. The rate paid for average total bank funding decreased 115 basis points to 0.61% from 1.76%. The average effective federal funds rate decreased 234 basis points to 0.06% from 2.40%.

•	Net interest margin decreased 18 basis points to 3.34% from 3.52%. Adjusted net interest margin increased two basis points to 3.33% from 3.31%.
Non-interest income increased $514,000, or 8.9%, to $6.3 million.

•	Commercial loan interest rate swap fee income increased $604,000, or 57.5%, to $1.7 million compared to $1.1 million.

•	Gains on sale of SBA loans increased $277,000, or 93.3%, to $574,000 compared to $297,000.

•
Private wealth management fee income decreased $14,000, or 0.7%, to $2.1 million primarily due to decreased values in equity markets during the second quarter 2020 compared to the prior year quarter. Trust assets under management and administration measured $1.873 billion at June 30, 2020, up $118.4 million, or 6.7%.

•
Other fee income decreased $427,000, or 38.4%, to $686,000 compared to $1.1 million. The decrease is primarily due to $501,000 in gains recognized in the second quarter of 2019 on end-of-term buyout agreements related to the Company’s equipment financing business line.

Non-interest expense increased $879,000, or 5.0%, to $18.3 million. Operating expense increased $158,000, or 1.0%, to $15.4 million.

•
Compensation expense increased $293,000, or 2.8%, to $10.8 million. Average full-time equivalent employees were 281 for the quarter ended June 30, 2020, compared to 274 for the quarter ended June 30, 2019.

•	Marketing expense decreased $229,000, or 39.4%, to $352,000. The reasons for the decrease in marketing expense are consistent with the linked quarter variance discussed above.

•
The Company recognized $1.7 million in expense due to the impairment of federal historic tax credit investments, which corresponded with the recognition of a $2.5 million in tax credits during the quarter, compared to $2.0 million of impairment and $2.4 million in tax credits.

•	The Company incurred a $744,000 loss on the aforementioned early extinguishment of $59.5 million in FHLB term advances.

•	Other non-interest expense decreased $133,000, or 19.6%, to $545,000. The reasons for the decrease in other non-interest expense are consistent with the linked quarter variance discussed above.
Total period-end loans and leases receivable increased $336.9 million, or 19.6%, to $2.057 billion primarily due to an increase in PPP loans of $327.9 million, partially offset by a $105.3 million decrease in line of credit utilization. Excluding PPP loans and lines of credit in both periods of comparison, total period-end loans and leases receivable increased $114.2 million, or 8.1%, to $1.516 billion.

•	C&I loans, excluding PPP loans and lines of credit, increased $48.1 million, or 25.0%.

•	Commercial real estate loans increased $72.6 million, or 6.3%, driven primarily by an increase in multi-family loans and non-owner occupied commercial real estate loans.
Total period-end in-market deposits increased $330.4 million, or 25.6%, to $1.621 billion and the average rate paid decreased 123 basis points to 0.33%.

•	Transaction accounts increased $300.5 million and money market accounts decreased $60.2 million.

•	Certificates of deposits decreased $30.3 million as client preferences continued to shift towards more liquid products due to the low interest rate environment.

•	Total period-end in-market deposits represent 75.3% of total bank funding compared to 71.6%.
Period-end wholesale funding increased $17.5 million to $530.4 million.

•
Brokered certificates of deposit decreased $149.6 million to $89.8 million, as the existing portfolio runs off and is replaced by in-market deposits and, as needed, lower cost FHLB advances to match fund long-term fixed-rate loans. The average rate paid on brokered certificates of deposit increased 20 basis points to 2.42% and the weighted average original maturity decreased to 4.6 years from 4.9 years.

•
FHLB advances increased $137.5 million to $411.0 million. The average rate paid on FHLB advances decreased 102 basis points to 1.25% and the weighted average original maturity increased to 5.3 years from 3.9 years. The Company extended maturities during the first half of 2020 by entering into pay-fixed swaps, with terms to pay fixed rates and receive 3-month LIBOR, to partially pre-fund the Company’s loan originations with historically low cost funding.

Non-performing assets decreased $3.0 million to $25.5 million, or 1.03% of total assets, compared to $28.5 million, or 1.38% of total assets, principally due to the payoff of impaired legacy SBA loans. Excluding PPP loans, non-performing assets were 1.19% of total assets.
The allowance for loan and lease losses increased 38.6% primarily due to an increase in the general and specific reserve driven by the COVID-19 pandemic.

•	The allowance for loan and lease losses as a percent of total gross loans and leases was 1.33% compared to 1.15%.

•	Excluding PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.58%.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, the adverse effects of the COVID-19 pandemic on the global, national, and local economy.

•	The effect of the COVID-19 pandemic on the Corporation’s credit quality, revenue, and business operations.

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2019, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets
Cash and cash equivalents	$42,391	$94,986	$67,102	$60,958	$45,875
Securities available-for-sale, at fair value	171,680	175,564	173,133	160,665	158,933
Securities held-to-maturity, at amortized cost	29,826	30,774	32,700	33,400	34,519
Loans held for sale	13,672	6,331	5,205	3,070	4,786
Loans and leases receivable	2,056,863	1,743,399	1,714,635	1,720,542	1,719,976
Allowance for loan and lease losses	(27,464)	(22,748)	(19,520)	(20,170)	(19,819)
Loans and leases receivable, net	2,029,399	1,720,651	1,695,115	1,700,372	1,700,157
Premises and equipment, net	2,266	2,427	2,557	2,740	2,866
Foreclosed properties	1,389	1,669	2,919	2,902	2,660
Right-of-use assets	6,272	6,590	6,906	7,524	7,853
Bank-owned life insurance	51,433	51,056	42,761	42,432	42,127
Federal Home Loan Bank stock, at cost	13,470	9,733	7,953	8,315	6,720
Goodwill and other intangible assets	11,925	11,872	11,922	11,946	12,000
Accrued interest receivable and other assets	95,091	84,721	48,506	58,469	51,808
Total assets	$2,468,814	$2,196,374	$2,096,779	$2,092,793	$2,070,304
Liabilities and Stockholders’ Equity
In-market deposits	$1,620,616	$1,383,299	$1,378,903	$1,320,957	$1,290,258
Wholesale deposits	89,759	116,827	151,476	187,859	239,387
Total deposits	1,710,375	1,500,126	1,530,379	1,508,816	1,529,645
Federal Home Loan Bank advances and other borrowings	465,007	412,892	319,382	332,897	297,972
Junior subordinated notes	10,054	10,051	10,047	10,044	10,040
Lease liabilities	6,877	7,211	7,541	7,866	8,187
Accrued interest payable and other liabilities	78,939	70,437	35,274	42,378	35,605
Total liabilities	2,271,252	2,000,717	1,902,623	1,902,001	1,881,449
Total stockholders’ equity	197,562	195,657	194,156	190,792	188,855
Total liabilities and stockholders’ equity	$2,468,814	$2,196,374	$2,096,779	$2,092,793	$2,070,304

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Total interest income	$22,761	$23,372	$25,613	$25,438	$25,309	$46,132	$50,989
Total interest expense	3,873	6,322	7,139	8,662	8,457	10,195	16,383
Net interest income	18,888	17,050	18,474	16,776	16,852	35,937	34,606
Provision for loan and lease losses	5,469	3,182	1,472	1,349	(784)	8,651	(736)
Net interest income after provision for loan and lease losses	13,419	13,868	17,002	15,427	17,636	27,286	35,342
Private wealth management service fees	2,124	2,112	2,073	2,060	2,138	4,235	4,065
Gain on sale of SBA loans	574	265	465	454	297	839	539
Service charges on deposits	829	818	789	795	743	1,647	1,520
Loan fees	451	485	451	439	464	936	877
Net loss on sale of securities	—	(4)	(42)	(4)	(1)	(4)	(1)
Swap fees	1,655	1,681	2,267	374	1,051	3,336	1,523
Other non-interest income	686	1,057	1,186	1,674	1,113	1,744	1,920
Total non-interest income	6,319	6,414	7,189	5,792	5,805	12,733	10,443
Compensation	10,796	11,052	11,030	10,324	10,503	21,848	20,667
Occupancy	554	572	563	580	559	1,126	1,149
Professional fees	859	819	957	751	784	1,678	1,994
Data processing	710	677	639	654	689	1,386	1,269
Marketing	352	461	610	548	581	813	1,063
Equipment	304	291	292	277	272	595	661
Computer software	966	889	929	859	827	1,856	1,626
FDIC insurance	239	208	46	1	302	448	595
Collateral liquidation cost (recovery)	115	121	10	110	89	236	(1)
Net loss (gain) on foreclosed properties	348	102	(17)	262	(21)	450	(21)
Tax credit investment impairment (recovery)	1,841	113	113	(120)	2,088	1,954	4,102
SBA recourse (benefit) provision	(30)	25	21	(427)	113	(5)	594
Loss on early extinguishment of debt	744	—	—	—	—	744	—
Other non-interest expense	545	816	1,580	897	678	1,359	1,508
Total non-interest expense	18,343	16,146	16,773	14,716	17,464	34,488	35,206
Income before income tax (benefit) expense	1,395	4,136	7,418	6,503	5,977	5,531	10,579
Income tax (benefit) expense	(1,928)	858	1,650	1,418	(595)	(1,070)	(1,893)
Net income	$3,323	$3,278	$5,768	$5,085	$6,572	$6,601	$12,472

Per common share:
Basic earnings	$0.38	$0.38	$0.67	$0.59	$0.75	$0.77	$1.43
Diluted earnings	0.38	0.38	0.67	0.59	0.75	0.77	1.43
Dividends declared	0.165	0.165	0.15	0.15	0.15	0.34	0.30
Book value	23.04	22.83	22.67	22.09	21.71	23.04	21.71
Tangible book value	21.65	21.44	21.27	20.71	20.33	21.65	20.33
Weighted-average common shares outstanding(1)	8,392,197	8,388,666	8,442,675	8,492,445	8,569,581	8,379,696	8,584,444
Weighted-average diluted common shares outstanding(1)	8,392,197	8,388,666	8,442,675	8,492,445	8,569,581	8,379,696	8,584,444

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,192,530	$12,450	4.18%	$1,153,972	$13,523	4.69%	$1,139,036	$14,755	5.18%
Commercial and industrial loans(1)	726,862	8,347	4.59%	515,935	7,857	6.09%	493,093	8,477	6.88%
Direct financing leases(1)	27,115	395	5.83%	27,961	108	1.55%	31,610	324	4.10%
Consumer and other loans(1)	36,614	356	3.89%	35,874	361	4.03%	30,555	348	4.56%
Total loans and leases receivable(1)	1,983,121	21,548	4.35%	1,733,742	21,849	5.04%	1,694,294	23,904	5.64%
Mortgage-related securities(2)	174,113	912	2.10%	180,590	1,061	2.35%	161,827	1,024	2.53%
Other investment securities(3)	30,194	158	2.09%	23,280	127	2.18%	28,723	151	2.10%
FHLB stock	10,301	127	4.93%	8,512	205	9.63%	6,875	86	5.00%
Short-term investments	61,030	16	0.10%	35,763	130	1.45%	22,570	144	2.55%
Total interest-earning assets	2,258,759	22,761	4.03%	1,981,887	23,372	4.72%	1,914,289	25,309	5.29%
Non-interest-earning assets	167,008			122,975			110,516
Total assets	$2,425,767			$2,104,862			$2,024,805
Interest-bearing liabilities
Transaction accounts	$368,844	291	0.32%	$271,531	647	0.95%	$234,241	989	1.69%
Money market	637,714	368	0.23%	669,482	1,869	1.12%	593,431	2,850	1.92%
Certificates of deposit	123,581	627	2.03%	134,000	750	2.24%	164,537	1,025	2.49%
Wholesale deposits	105,597	638	2.42%	132,468	850	2.57%	251,060	1,394	2.22%
Total interest-bearing deposits	1,235,736	1,924	0.62%	1,207,481	4,116	1.36%	1,243,269	6,258	2.01%
FHLB advances	409,281	1,283	1.25%	325,929	1,559	1.91%	266,137	1,511	2.27%
Federal Reserve PPPLF	20,821	18	0.35%	—	—	—%	—	—	—%
Other borrowings	24,681	371	6.01%	24,385	370	6.07%	24,463	411	6.72%
Junior subordinated notes	10,052	277	11.02%	10,048	277	11.03%	10,038	277	11.04%
Total interest-bearing liabilities	1,700,571	3,873	0.91%	1,567,843	6,322	1.61%	1,543,907	8,457	2.19%
Non-interest-bearing demand deposit accounts	440,413			291,129			254,177
Other non-interest-bearing liabilities	86,504			62,367			40,110
Total liabilities	2,227,488			1,921,339			1,838,194
Stockholders’ equity	198,279			183,523			186,611
Total liabilities and stockholders’ equity	$2,425,767			$2,104,862			$2,024,805
Net interest income		$18,888			$17,050			$16,852
Interest rate spread			3.12%			3.10%			3.10%
Net interest-earning assets	$558,188			$414,044			$370,382
Net interest margin			3.34%			3.44%			3.52%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Six Months Ended
(Dollars in thousands)	June 30, 2020			June 30, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,173,251	$25,973	4.43%	$1,126,449	$29,444	5.23%
Commercial and industrial loans(1)	621,399	16,204	5.22%	479,644	17,315	7.22%
Direct financing leases(1)	27,538	503	3.65%	31,927	651	4.08%
Consumer and other loans(1)	36,244	717	3.96%	31,491	701	4.45%
Total loans and leases receivable(1)	1,858,432	43,397	4.67%	1,669,511	48,111	5.76%
Mortgage-related securities(2)	177,352	1,973	2.22%	153,981	1,963	2.55%
Other investment securities(3)	26,737	285	2.13%	29,423	307	2.09%
FHLB and FRB stock	9,407	331	7.04%	6,965	175	5.03%
Short-term investments	48,396	146	0.60%	33,818	433	2.56%
Total interest-earning assets	2,120,324	46,132	4.35%	1,893,698	50,989	5.39%
Non-interest-earning assets	144,991			103,196
Total assets	$2,265,315			$1,996,894
Interest-bearing liabilities
Transaction accounts	$320,188	938	0.59%	$224,873	1,860	1.65%
Money market	653,598	2,237	0.68%	574,666	5,373	1.87%
Certificates of deposit	128,791	1,377	2.14%	162,082	1,983	2.45%
Wholesale deposits	119,032	1,488	2.50%	259,379	2,838	2.19%
Total interest-bearing deposits	1,221,609	6,040	0.99%	1,221,000	12,054	1.97%
FHLB advances	367,604	2,842	1.55%	267,058	2,955	2.21%
Federal Reserve PPPLF	10,410	18	0.35%	—	—	—%
Other borrowings	24,533	740	6.03%	24,456	822	6.72%
Junior subordinated notes	10,050	555	11.04%	10,036	552	11.00%
Total interest-bearing liabilities	1,634,206	10,195	1.25%	1,522,550	16,383	2.15%
Non-interest-bearing demand deposit accounts	365,771			255,691
Other non-interest-bearing liabilities	74,436			39,017
Total liabilities	2,074,413			1,817,258
Stockholders’ equity	190,902			179,636
Total liabilities and stockholders’ equity	$2,265,315			$1,996,894
Net interest income		$35,937			$34,606
Interest rate spread			3.10%			3.23%
Net interest-earning assets	$486,118			$371,148
Net interest margin			3.39%			3.66%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Return on average assets (annualized)	0.55%	0.62%	1.09%	0.97%	1.30%	0.58%	1.25%
Return on average equity (annualized)	6.70%	7.14%	11.93%	10.68%	14.09%	6.92%	13.89%
Efficiency ratio	61.22%	67.74%	64.77%	66.41%	67.41%	64.36%	67.72%
Interest rate spread	3.12%	3.10%	3.33%	2.95%	3.10%	3.10%	3.23%
Net interest margin	3.34%	3.44%	3.73%	3.40%	3.52%	3.39%	3.66%
Average interest-earning assets to average interest-bearing liabilities	132.82%	126.41%	127.44%	125.54%	123.99%	129.75%	124.38%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Non-accrual loans and leases	$24,095	$27,897	$20,613	$22,789	$25,864
Foreclosed properties	1,389	1,669	2,919	2,902	2,660
Total non-performing assets	25,484	29,566	23,532	25,691	28,524
Performing troubled debt restructurings	49	134	140	146	151
Total impaired assets	$25,533	$29,700	$23,672	$25,837	$28,675

Non-accrual loans and leases as a percent of total gross loans and leases	1.17%	1.60%	1.20%	1.32%	1.50%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.23%	1.69%	1.37%	1.49%	1.66%
Non-performing assets as a percent of total assets	1.03%	1.35%	1.12%	1.23%	1.38%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.33%	1.30%	1.14%	1.17%	1.15%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	113.98%	81.54%	94.70%	88.51%	76.64%

ASSET QUALITY RATIOS - EXCLUDING PPP LOANS (1)

(Unaudited)	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Non-accrual loans and leases as a percent of total gross loans and leases	1.39%	1.60%	1.20%	1.32%	1.50%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.47%	1.69%	1.37%	1.49%	1.66%
Non-performing assets as a percent of total assets	1.19%	1.35%	1.12%	1.23%	1.38%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.58%	1.30%	1.14%	1.17%	1.15%

(1)	PPP loans outstanding as of June 30, 2020, were $327.9 million. The other periods presented did not have any PPP loans outstanding.

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Charge-offs	$817	$131	$2,194	$1,099	$15	$948	$63
Recoveries	(64)	(177)	(73)	(101)	(169)	(241)	(193)
Net charge-offs (recoveries)	$753	$(46)	$2,121	$998	$(154)	$707	$(130)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.15%	(0.01)%	0.49%	0.23%	(0.04)%	0.08%	(0.02)%
Annualized net charge-offs (recoveries) as a percent of average gross loans and leases, excluding average PPP loans(1)	0.17%	(0.01)%	0.49%	0.23%	(0.04)%	0.08%	(0.02)%

(1)
Average PPP loans outstanding for the three and six months ended June 30, 2020, were $259.5 million and $129.8 million, respectively. The other periods presented did not have any PPP loans outstanding.

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total capital to risk-weighted assets	11.97%	11.74%	12.01%	11.90%	11.92%
Tier I capital to risk-weighted assets	9.57%	9.45%	9.77%	9.62%	9.60%
Common equity tier I capital to risk-weighted assets	9.08%	8.96%	9.27%	9.11%	9.09%
Tier I capital to adjusted assets	8.29%	9.33%	9.27%	9.18%	9.36%
Tangible common equity to tangible assets	7.56%	8.41%	8.74%	8.59%	8.59%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial real estate:
Commercial real estate - owner occupied	$229,994	$224,075	$226,614	$226,307	$210,471
Commercial real estate - non-owner occupied	533,211	511,363	516,652	503,102	477,740
Land development	44,299	48,045	51,097	49,184	49,000
Construction	133,375	131,060	109,057	111,848	185,347
Multi-family	244,496	211,594	217,322	227,330	195,363
1-4 family	36,823	34,220	33,359	31,226	31,656
Total commercial real estate	1,222,198	1,160,357	1,154,101	1,148,997	1,149,577
Commercial and industrial	781,239	519,900	503,402	513,672	510,448
Direct financing leases, net	25,525	26,833	28,203	28,987	30,365
Consumer and other:
Home equity and second mortgages	6,706	6,513	7,006	7,373	7,513
Other	29,737	30,416	22,664	22,140	22,896
Total consumer and other	36,443	36,929	29,670	29,513	30,409
Total gross loans and leases receivable	2,065,405	1,744,019	1,715,376	1,721,169	1,720,799
Less:
Allowance for loan and lease losses	27,464	22,748	19,520	20,170	19,819
Deferred loan fees	8,542	620	741	627	823
Loans and leases receivable, net	$2,029,399	$1,720,651	$1,695,115	$1,700,372	$1,700,157

LEGACY SBA 7(a) AND EXPRESS LOAN COMPOSITION (1)

(Unaudited)	As of
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Performing loans:
Off-balance sheet loans	$28,843	$31,212	$35,029	$40,288	$44,385
On-balance sheet loans	16,554	17,935	19,697	21,814	23,406
Gross loans	45,397	49,147	54,726	62,102	67,791
Non-performing loans:
Off-balance sheet loans	1,640	4,887	7,290	7,287	8,294
On-balance sheet loans	9,725	13,833	12,037	14,663	16,940
Gross loans	11,365	18,720	19,327	21,950	25,234
Total loans:
Off-balance sheet loans	30,483	36,099	42,319	47,575	52,679
On-balance sheet loans	26,279	31,768	31,734	36,477	40,346
Gross loans	$56,762	$67,867	$74,053	$84,052	$93,025

(1)	Defined as SBA 7(a) and Express loans originated in 2016 and prior.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Non-interest-bearing transaction accounts	$433,760	$301,657	$293,573	$280,990	$301,914
Interest-bearing transaction accounts	413,214	343,064	273,909	206,267	244,608
Money market accounts	656,741	609,883	674,409	678,993	596,520
Certificates of deposit	116,901	128,695	137,012	154,707	147,216
Wholesale deposits	89,759	116,827	151,476	187,859	239,387
Total deposits	$1,710,375	$1,500,126	$1,530,379	$1,508,816	$1,529,645
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Trust assets under management	$1,704,019	$1,519,632	$1,726,538	$1,651,809	$1,590,508
Trust assets under administration	169,388	144,822	165,660	148,711	164,517
Total trust assets	$1,873,407	$1,664,454	$1,892,198	$1,800,520	$1,755,025

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Common stockholders’ equity	$197,562	$195,657	$194,156	$190,792	$188,855
Goodwill and other intangible assets	(11,925)	(11,872)	(11,922)	(11,946)	(12,000)
Tangible common equity	$185,637	$183,785	$182,234	$178,846	$176,855
Common shares outstanding	8,575,134	8,571,134	8,566,044	8,636,085	8,699,456
Book value per share	$23.04	$22.83	$22.67	$22.09	$21.71
Tangible book value per share	21.65	21.44	21.27	20.71	20.33

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Common stockholders’ equity	$197,562	$195,657	$194,156	$190,792	$188,855
Goodwill and other intangible assets	(11,925)	(11,872)	(11,922)	(11,946)	(12,000)
Tangible common equity	$185,637	$183,785	$182,234	$178,846	$176,855
Total assets	$2,468,814	$2,196,374	$2,096,779	$2,092,793	$2,070,304
Goodwill and other intangible assets	(11,925)	(11,872)	(11,922)	(11,946)	(12,000)
Tangible assets	$2,456,889	$2,184,502	$2,084,857	$2,080,847	$2,058,304
Tangible common equity to tangible assets	7.56%	8.41%	8.74%	8.59%	8.59%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Total non-interest expense	$18,343	$16,146	$16,773	$14,716	$17,464	$34,488	$35,206
Less:
Net loss (gain) on foreclosed properties	348	102	(17)	262	(21)	450	(21)
Amortization of other intangible assets	9	9	7	11	11	18	21
SBA recourse (benefit) provision	(30)	25	21	(427)	113	(5)	594
Tax credit investment impairment (recovery)	1,841	113	113	(120)	2,088	1,954	4,102
Loss on early extinguishment of debt	744	—	—	—	—	744	—
Total operating expense (a)	$15,431	$15,897	$16,649	$14,990	$15,273	$31,327	$30,510
Net interest income	$18,888	$17,050	$18,474	$16,776	$16,852	$35,937	$34,606
Total non-interest income	6,319	6,414	7,189	5,792	5,805	12,733	10,443
Less:
Net loss on sale of securities	—	(4)	(42)	(4)	(1)	(4)	(1)
Adjusted non-interest income	6,319	6,418	7,231	5,796	5,806	12,737	10,444
Total operating revenue (b)	$25,207	$23,468	$25,705	$22,572	$22,658	$48,674	$45,050
Efficiency ratio	61.22%	67.74%	64.77%	66.41%	67.41%	64.36%	67.72%

Pre-tax, pre-provision adjusted earnings (b - a)	$9,776	$7,571	$9,056	$7,582	$7,385	$17,347	$14,540
Average total assets	$2,425,767	$2,104,862	$2,107,365	$2,093,285	$2,024,805	$2,265,315	$1,996,894
Pre-tax, pre-provision adjusted return on average assets	1.61%	1.44%	1.72%	1.45%	1.46%	1.53%	1.46%

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring but volatile components of net interest margin divided by average interest-earning assets less average PPP loans, if any, and other recurring but volatile components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Interest income	$22,761	$23,372	$25,613	$25,438	$25,309	$46,132	$50,989
Interest expense	3,873	6,322	7,139	8,662	8,457	10,195	16,383
Net interest income (a)	18,888	17,050	18,474	16,776	16,852	35,937	34,606
Less:
Fees in lieu of interest	2,257	798	1,840	1,090	1,214	3,055	3,549
PPP loan interest income	647	—	—	—	—	647	—
FRB interest income and FHLB dividend income	134	301	208	278	176	435	449
Add:
FRB PPPLF interest expense	18	—	—	—	—	18	—
Adjusted net interest income (b)	$15,868	$15,951	$16,426	$15,408	$15,462	$31,818	$30,608
Average interest-earning assets (c)	$2,258,759	$1,981,887	$1,980,922	$1,971,696	$1,914,289	$2,120,324	$1,893,698
Less:
Average PPP loans	259,518	—	—	—	—	129,759	—
Average FRB cash and FHLB stock	69,176	37,989	34,565	42,040	22,113	53,583	29,927
Average non-accrual loans and leases	25,386	22,209	21,738	25,331	24,607	23,797	24,345
Adjusted average interest-earning assets (d)	$1,904,679	$1,921,689	$1,924,619	$1,904,325	$1,867,569	$1,913,185	$1,839,426
Net interest margin (a / c)	3.34%	3.44%	3.73%	3.40%	3.52%	3.39%	3.66%
Adjusted net interest margin (b / d)	3.33%	3.32%	3.41%	3.24%	3.31%	3.33%	3.33%